Exhibit 10.19

Eastern Virginia Bankshares, Inc. (the “Company”)

Schedule of Non-Employee Directors’ Annual Compensation

Effective May 19, 2016

Meeting Fees (1)(2)(3)
Per Company Board Meeting	$450
Per Company Committee Meeting	$450
Per EVB Board Meeting	$750
Per EVB Committee Meeting (4)	$450

Monthly Retainers
Chairman of the Company’s Audit and Risk Oversight Committee	$450
Other members of the Company’s Audit and Risk Oversight Committee	$300
Chairman of the EVB Board	$750

Annual stock grant to non-employee directors (5):	grant of unrestricted shares of common stock on July 1 annually with grant date value of $15,000.

(1)     Each director of the Company’s Board of Directors is also a member of the Board of Directors of EVB.

(2)     For meetings of the Company’s Board of Directors and EVB’s Board of Directors, directors are permitted one paid absence per year.

(3)     For joint meetings of the Company’s Board of Directors and EVB’s Board of Directors, for the Company meeting each director of the Company will receive a fee of $225, rather than a meeting fee of $450. The Chairman of the Company’s Board of Directors may, in his sole discretion, determine to pay each director of the Company the standard meeting fee of $450, rather than $225. Each member of EVB’s Board of Directors would still receive an EVB meeting fee of $750.

(4)     Each member of the Loan Committee of EVB receives $225 for each teleconference of the Loan Committee between regularly scheduled Loan Committee meetings.

(5)     The number of shares granted shall be based on the closing price of the Company’s common stock on the date of grant and prorated to the time served.